SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

BUCA, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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1300 Nicollet Mall, Suite 5003

Minneapolis, Minnesota 55403

(612) 225-3400

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 19, 2005

VOTING METHOD

The accompanying proxy statement describes important issues affecting BUCA, Inc. If you are a shareholder of record, you have the right to vote your shares by telephone, Internet or by mail. You may also revoke your proxy at any time before the annual meeting. Please help us save time and postage costs by voting by telephone or Internet. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965; 24 hours a day, seven days a week, until noon, Minneapolis time, on October 18, 2005.

b.	Enter the three-digit company number, which is located in the upper right hand corner of the proxy card and the last four-digits of the U.S. Social Security Number or Tax Identification Number for this account.

c.	Follow the simple recorded instructions.

2.	BY INTERNET

a.	Go to the web site at http://www.eproxy.com/buca/; 24 hours a day, seven days a week, until noon, Minneapolis time, on October 18, 2005.

b.	Please have your proxy card and the last four digits of your U.S. Social Security Number or Tax Identification Number in hand to obtain your records and create an electronic ballot.

c.	Follow the simple instructions provided.

2.	BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone)

a.	Mark your selections on the proxy card.

b.	Date and sign your name exactly as it appears on your proxy card.

c.	Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m., Minneapolis time, on Wednesday, October 19, 2005.

PLACE	Hyatt Hotel
1300 Nicollet Mall
Minneapolis, Minnesota 55403

ITEMS OF BUSINESS	(1) To elect two directors for a three-year term.

(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2005 fiscal year.

(3) To act upon any other business that may properly come before the meeting.

RECORD DATE	You may vote if you are a shareholder of record at the close of business on September 1, 2005.

ANNUAL REPORT	Our 2004 Annual Report has been included in this package.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. Please vote in one of these three ways:

(1)	Use the toll-free telephone number shown on the proxy card,

OR

(2)	Use the Internet address shown on the proxy card,

OR

(3)	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

You may revoke any proxy at any time prior to its exercise at the annual meeting.

Richard G. Erstad SECRETARY

Approximate Date of Mailing of

Proxy Material: September 12, 2005

BUCA, INC.

1300 Nicollet Mall, Suite 5003

Minneapolis, Minnesota 55403

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October 19, 2005

The board of directors of BUCA, Inc. (the “company,” “we” or “us”) is soliciting the enclosed proxy for the 2005 Annual Meeting of Shareholders to be held at the Hyatt Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota, on Wednesday, October 19, 2005, at 10:00 a.m., Minneapolis time, and for any adjournment of the meeting. This proxy statement, a proxy card and our Annual Report to Shareholders for the fiscal year ended December 26, 2004 are being mailed on or about September 12, 2005 to shareholders of record on September 1, 2005.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting, including the election of two directors for a three-year term and the ratification of the appointment of our independent registered public accounting firm. In addition, our management will report on the performance of the company during fiscal 2004 and respond to questions from shareholders.

Who may vote?

Only shareholders of record of our common stock at the close of business on the record date, September 1, 2005, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each share of common stock has one vote on each matter to be voted upon.

Who may attend the annual meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, is limited. Admission to the meeting is on a first-come, first-served basis and seating begins at approximately 9:30 a.m. Cameras and recording devices are not permitted at the meeting.

Please note that if you hold shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring personal identification and a copy of a statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 20,228,942 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether there is a quorum.

How may I vote?

You may vote by completing and properly signing the enclosed proxy card and returning it to the company in the envelope provided. If you are a registered shareholder (whose shares are owned in your name and not in “street name”) and attend the meeting, you may deliver your completed proxy card in person. In addition, registered shareholders may vote by telephone or Internet by following the instructions on the inside of the front cover of these materials. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

May I vote confidentially?

Yes. Our policy is to treat all proxies, ballots and voting tabulations of a shareholder confidentially if the shareholder has requested confidentiality on the proxy card or ballot.

If you so request, your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the annual meeting except (1) to meet applicable legal requirements, (2) to allow the election inspectors to count and certify the results of the vote or (3) where there is a proxy solicitation in opposition to the board of directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission. The election inspectors may at any time inform us whether or not a shareholder has voted.

May I change my vote?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or by delivering a later dated proxy by telephone, Internet or mail (using the same means to revoke as you used for your original vote). The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How does the board recommend I vote?

Unless you give instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

FOR election of the director nominees (see page 4),

FOR ratification of our independent registered public accounting firm (see page 21),

For any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

How many votes are required to approve each item?

The affirmative vote of a plurality of the outstanding shares of common stock entitled to vote and present in person or by proxy at the annual meeting will be required to elect each director nominee. Shareholders do not have the right to cumulate their votes in the election of directors. The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock entitled to vote and present in person or by proxy at the annual meeting or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for the ratification of our independent registered public accounting firm. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote in that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved.

What if other matters are presented for determination at the annual meeting?

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to in this proxy statement. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will pay expenses in connection with the solicitation of proxies. Proxies are being solicited principally by mail and by telephone. In addition, our directors, officers and employees may solicit proxies personally, by telephone, fax or special letter.

How do I get additional copies of the Annual Report?

Our Annual Report for the fiscal year ended December 26, 2004, including financial statements, has been included in this package. For additional copies, please contact Kaye R. O’Leary, our Chief Financial Officer, at (612) 225-3400, mail your request to Ms. O’Leary at 1300 Nicollet Mall, Suite 5003, Minneapolis, Minnesota 55403, or visit our website at www.bucainc.com and complete an information request form.

ITEM ONE—ELECTION OF DIRECTORS

Director Nominees

Proxies solicited by the board of directors will, unless otherwise directed, be voted for the election of two nominees, Wallace B. Doolin and Sidney J. Feltenstein, each to serve as Class III directors for a three-year term expiring at the annual shareholder’s meeting in 2008 or until their successors are elected and qualified. Messrs. Doolin and Feltenstein are currently serving as directors of the company.

The nominees have consented to serve again. If for any reason either of the nominees becomes unavailable for election, the board of directors may designate a substitute nominee, in which event the shares represented by proxies returned to us will be voted for the substitute nominee, unless an instruction to the contrary is indicated on the proxy.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR ELECTING THE NOMINEES.

General Information About the Board of Directors

Our Amended and Restated Articles of Incorporation provide that the board of directors be divided into three classes of as nearly equal size as possible. Our board is divided into three classes with staggered three-year terms. Messrs. Doolin and Feltenstein are Class III directors whose terms expire at the annual shareholders’ meeting in 2005. Mr. Whaley is a Class I director whose term expires at the annual shareholders’ meeting in 2006. Messrs. Mihajlov and Zepf are Class II directors whose terms expire at the annual shareholders’ meeting in 2007. Mr. Zepf has informed the board that he may need to resign from the board prior to the expiration of his term due to possible restrictions from his employer.

At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve for a full term of three years. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A nominee elected to fill a vacancy in a class will hold office for a term that will coincide with the remaining term of that class. This classification of the board may delay or prevent changes in our control or in our management.

Pursuant to the terms of Mr. Doolin’s employment agreement, we are required to use reasonable efforts within our control to cause Mr. Doolin to continue to be elected as Chairman of the Board as long as he is our Chief Executive Officer.

All of the present directors (except Mr. Feltenstein and Mr. Doolin) were elected to the board of directors by our shareholders.

Following is information regarding the nominees and directors, including information furnished by them as to their principal occupations. See page 10 for a table showing the number of shares of our common stock beneficially owned by each director as of August 5, 2005.

Wallace B. Doolin joined BUCA, Inc. in November 2004 as our Chairman of the Board, President and Chief Executive Officer. Mr. Doolin has more than 35 years of restaurant industry experience. From 2002 to 2004, Mr. Doolin served as Chief Executive Officer of La Madeleine Bakery Café and Bistro, a 64-restaurant chain which he helped reengineer and reposition the brand and prepare for its next stage of growth. Prior to joining La Madeleine, Mr. Doolin served as Chief Executive Officer and President of Carlson Restaurants Worldwide (“CRW”) and TGI Friday’s (“Friday’s”), subsidiaries of Carlson Companies, Inc., from 1994 to 2002 and as Senior Vice President and Executive Vice President of CRW and Friday’s from 1989 to 1993. During his more than 13 years with CRW and Friday’s, he oversaw Friday’s growth from 135 U.S. restaurants to more than 700 units in 57 countries. He also was responsible for the acquisition of Pick Up Stix, which brought CRW’s restaurant total to 770. From 1984 to 1986, Mr. Doolin served as President of Applebee’s. From 1972 to 1989, he held senior leadership positions at W.R. Grace’s Restaurant Division, Flakey Jake’s, Inc., and Steak and Ale Restaurants. Mr. Doolin has received the IFMA Silver Plate and NRN Golden Chain awards. He is a board member emeritus of the National Restaurant Association and past chairman of its Education Foundation. He also is chairman of the ALIMA Fund, a fund for international children through Share Our Strength, a leading children’s anti-hunger organization.

Sidney J. Feltenstein joined BUCA in September 2003 as a director. Mr. Feltenstein served as Chairman, President and Chief Executive Officer of Yorkshire Global Restaurants, the company that operated the restaurant brands A&W Restaurants and Long John Silver’s, from 1995 to 2002. Mr. Feltenstein has served in a variety of operations and marketing management positions including Chief Marketing Officer for Dunkin Donuts and Executive President of Worldwide Marketing for the Burger King Corporation. He is currently Chairman of Sagittarius Acquisitions II, Inc., a restaurant holding company. Mr. Feltenstein is active on various boards, including the International Franchise Association.

Peter J. Mihajlov co-founded BUCA in 1993 and has served as a director since 1993. Mr. Mihajlov served as our Interim Chief Executive Officer from May to November 2004. Mr. Mihajlov is also a principal of Parasole Restaurant Holdings, Inc., which he co-founded in 1986. Mr. Mihajlov has been in the restaurant industry since 1977, when he co-founded the first of several privately held restaurant companies, which later merged to form Parasole. Prior to that, Mr. Mihajlov served in a variety of marketing and business management positions within The Pillsbury Company over the course of 17 years.

John P. Whaley has served as a director of BUCA since 1996 and as Lead Director since March 2005. He is a partner of Norwest Equity Partners and Norwest Venture Partners and has been a partner or officer of these and affiliated private equity investment funds since 1977. Mr. Whaley is also a director of several privately held companies.

Paul J. Zepf has served as a director of BUCA since 1998 and served as Lead Director from July 2003 to March 2005. He is currently a managing director of Lazard Alternative Investments LLC and a managing principal of Corporate Partners LLC. He was previously a managing director of each of Lazard Frères & Co. LLC, Centre Partners Management L.L.C., and Corporate Advisors, L.P., where he had been employed since 1989.

Corporate Governance

Director Independence

Our board has determined that each of Messrs. Zepf, Whaley and Feltenstein is independent as that term is defined under the applicable independence listing standards of the Nasdaq Stock Market. Accordingly, a majority of our board is independent.

Lead Director

In fiscal 2003, our board created the position of Lead Director of the board and appointed Mr. Zepf to serve as Lead Director to increase outside director leadership and involvement. Mr. Zepf served as lead director from July 2003 to March 2005. Mr. Whaley has served as lead director since March 2005. The principal responsibilities of the Lead Director include:

•	chairing the board in the absence of the Chairman and Chief Executive Officer;

•	meeting with directors annually on a one-on-one basis to assess areas where the board and/or committees can operate more effectively;

•	organizing and presiding over executive sessions to review the company’s performance and management effectiveness;

•	communicating to management as appropriate the results of private discussions among independent directors; and

•	developing plans for management succession.

Director Nominations; Director Selection Criteria and Board Policies

In fiscal 2004, our board formed a governance and nominating committee consisting of all independent directors. Our board, acting upon the recommendation of the governance and nominating committee, also adopted a director nominee selection policy, which covers the director nominee selection process and director selection criteria.

Under the policy, the governance and nominating committee will select nominees for directors pursuant to the following process:

•	the identification of director candidates by the governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and possibly a director search firm;

•	a review of the candidates’ qualifications by the governance and nominating committee to determine which candidates best meet the board’s required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the Chair of the governance and nominating committee or the entire committee;

•	a report to the board by the governance and nominating committee on the selection process; and

•	formal nomination by the governance and nominating committee for inclusion in the slate of directors for the annual meeting of shareholders or appointment by the board to fill a vacancy during the intervals between shareholder meetings.

The governance and nominating committee will reassess the qualifications of a director, including the director’s past contributions to the board and the director’s attendance and contributions at board and committee meetings, prior to recommending a director for reelection to another term.

The governance and nominating committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend director candidates for consideration by the governance and nominating committee may do so by submitting a written recommendation to our Secretary at 1300 Nicollet Mall, Suite 5003, Minneapolis, Minnesota 55403. Submissions must include a written recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the governance and nominating committee and to serve if elected by the board or the shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of our shareholders.

The governance and nominating committee will consider, at a minimum, the following factors in recommending to our board potential new board members, or the continued service of existing members in addition to other factors it deems appropriate based on the current needs and desires of the board:

•	demonstrated character and integrity; an inquiring mind; experience at a strategy/policy setting level; sufficient time to devote to the affairs of the company; and high-level managerial experience;

•	whether the member or potential member is subject to a disqualifying factor, such as, relationships with competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with the company;

•	the member’s or potential member’s independence;

•	whether an existing member has reached retirement age or a term limit;

•	whether the member or potential member assists in achieving a mix of board members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member or potential member, by virtue of particular experience, technical expertise, or specialized skills, will add specific value as a board member; and

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his or her service.

In addition to the above factors, our board has also adopted certain board policies which provide that no board member may simultaneously serve on the boards of directors of more than five other public companies. Our audit committee charter also provides that no audit committee member may simultaneously serve on the audit committees of more than two other public companies.

Executive Sessions of Outside Directors

Our board has regularly scheduled, and used, time near the end of board sessions to meet without any company officers present. Our Lead Director is charged with the responsibility to preside over executive sessions.

Communications with Directors

You can contact our full board, our Lead Director, our independent directors as a group or any of the directors by writing to our Secretary at 1300 Nicollet Mall, Suite 5003, Minneapolis, Minnesota 55403. All communications will be compiled by the Secretary and submitted to the addressees on a periodic basis.

Other Information

Two directors attended our annual shareholders’ meeting in 2004. Additional information concerning the board, including committee charters and our Code of Business Conduct and Ethics applicable to our directors, employees and representatives, is available at www.bucainc.com.

Board Committees

Our board has three standing committees, the principal functions and composition of which are described below. Each committee operates under a charter, a copy of each is available on our website at www.bucainc.com.

Governance and Nominating Committee

The governance and nominating committee of the board, comprised of Messrs. Feltenstein (Chair), Zepf and Whaley, is responsible for (1) overseeing corporate governance matters; (2) approving director nominees to be considered for election by shareholders and for election by the board to fill any vacancy or newly created directorship; (3) making recommendations to the board concerning the appropriate size and composition of the board and each board committee, and the establishment of new board committees; (4) developing and administering a board and committee evaluation process; and (5) developing and implementing director orientation and continuing education policies. The governance and nominating committee met one time during fiscal 2004.

All members of the governance and nominating committee satisfy the applicable independence listing standards of the Nasdaq Stock Market and have no relationship with the company that, in the opinion of the board, would interfere with the exercise of independent judgment.

Compensation Committee

The compensation committee of the board, currently comprised of Messrs. Feltenstein (Chair), Whaley and Zepf, is responsible for (1) discharging the responsibilities of the board with respect to all forms of compensation of our executive officers and oversight of our employee stock purchase plan and stock incentive plans; and (2) reporting to the shareholders regarding the company’s executive compensation practices and policies.

A director may serve on the compensation committee only if the board determines that he or she:

•	is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended;

•	satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code; and

•	is “independent” as that term is defined in the applicable listing standards of the Nasdaq Stock Market and has no relationship with the company that, in the opinion of the board, would interfere with the exercise of independent judgment.

The compensation committee met three times during fiscal 2004.

Audit Committee

The audit committee of the board, currently comprised of Messrs. Whaley (Chair), Feltenstein and Zepf, is responsible for overseeing our accounting and financial reporting process and the audits of our financial statements. The audit committee met 26 times during fiscal 2004. Mr. Mihajlov was previously a member and chair of the audit committee, but resigned upon being appointed as our Interim Chief Executive Officer in May 2004.

All members of the audit committee are “independent” as that term is defined in the applicable listing standards of the Nasdaq Stock Market, Section 301 of the Sarbanes-Oxley Act of 2002 and the SEC rules adopted pursuant to the Sarbanes-Oxley Act. Our board has determined that at least one member of our audit committee, Mr. Whaley, is an “audit committee financial expert,” as that term is defined under Section 407 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC in furtherance of Section 407. Mr. Whaley is independent, as that term is defined under the National Association of Securities Dealers’ listing standards.

The responsibilities of the audit committee are set forth in the audit committee charter, adopted by our audit committee on April 25, 2000, as amended and restated on March 30, 2001 and March 5, 2004.

Director Compensation

Directors who are our employees do not receive additional compensation for serving on our board or board committees. Directors who are not our employees receive compensation for board service as follows:

Quarterly Retainer:	A quarterly retainer of $1,000 ($7,500 in case of Lead Director). In fiscal 2005, the board amended the above compensation policy to provide that all new directors will receive a quarterly retainer of $6,000.

Attendance Fees:	A fee of $2,000 for each board committee meeting attended if (1) such board committee meeting is not held on the same day as a board meeting and (2) the duration of the committee meeting is two hours or longer. Each non-employee director will receive a fee of $500 ($1,000 for the chair of a committee who presides over a committee meeting) for attending each committee meeting with a duration of less than two hours.

Stock Options:	An annual grant of stock options to purchase shares (number determined annually by the board) of our common stock. In fiscal 2004, the board granted options to purchase 35,000 shares of our common stock to Mr. Mihajlov, our former Interim Chief Executive Officer, and options to purchase 5,000 shares of our common stock to each of Messrs. Whaley, Zepf and Feltenstein.

In fiscal 2005, the board amended the above compensation policy to provide that each new non-employee director first elected to the board will receive a one-time grant of stock options to purchase 20,000 shares of our common stock. Annual grants of stock options to purchase shares of our common stock will be determined annually by the board.

Board Meetings During Fiscal 2004

The board of directors met 17 times during fiscal 2004. The SEC rules require disclosure of those directors who attended fewer than 75% of the aggregate total of meetings of the board and board committees on which the director served during the last fiscal year. No director attended fewer than 75% of the aggregate total of these meetings.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has ever been an officer or employee of our company or of any of our subsidiaries or affiliates. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee.

Certain Transactions

Compensation Expenses—The son of our former Chairman, President and Chief Executive was a Paisano Partner. We paid him a salary and bonus of $98,553 in fiscal 2004.

Grant of Options under Our Key Employee Share Option Plan to Executive Officers.    In January 2002, we established a Key Employee Share Option Plan that (1) allows our compensation committee to award special compensation to key employees in the form of outright awards of options to purchase mutual fund shares; and (2) allows key employees to exchange future base and/or bonus compensation for options to purchase mutual fund shares. The mutual fund shares do not include BUCA stock. The awards are subject to investment gain or loss.

During fiscal 2002, our compensation committee made outright awards of options under our Key Employee Share Option Plan to our executive officers as follows (the value of each award is based on the asset value of the mutual fund shares less the exercise price on the date of the option grants): Joseph P. Micatrotto, our former Chief Executive Officer: $652,500; Mr. Gadel $93,750; Mr. Kohaut $93,750; and Mr. Motschenbacher $18,750. The net value of the outright awards vested or was scheduled to vest as follows:

•	Mr. Micatrotto: $65,250 in 2002; $130,500 in 2003; $163,125 in 2004; $195,750 in 2005 and $97,875 in 2006.

•	Mr. Gadel: $9,375 in 2002; $18,750 in 2003; $23,438 in 2004; $28,125 in 2005 and $14,063 in 2006.

•	Mr. Kohaut: $9,375 in 2002; $18,750 in 2003; $23,438 in 2004; $28,125 in 2005 and $14,063 in 2006.

•	Mr. Motschenbacher: $1,875 in 2002; $3,750 in 2003; $4,687 in 2004; $5,625 in 2005 and $2,813 in 2006.

During fiscal 2003, our compensation committee did not make any outright awards of options under our Key Employee Share Option Plan to any of our executive officers. During fiscal 2003, Messrs. Gadel and Kohaut elected to exchange base compensation for options under our Key Employee Share Option Plan as follows (all of the options granted in exchange for base compensation vested on the date of the option grants):

•	Mr. Gadel deferred $9,600 of base compensation in exchange for options to purchase $12,800 of mutual fund shares with an exercise price of $3,200 (25% of the value of the mutual fund shares on the date of grants).

•	Mr. Kohaut deferred $2,200 of base compensation in exchange for options to purchase $2,933 of mutual fund shares with an exercise price of $733 (25% of the value of the mutual fund shares on the date of grants).

During fiscal 2004, our compensation committee made outright awards of options under our Key Employee Share Option Plan to Messrs. Motschenbacher and Steven B. Hickey, Chief Marketing Officer. Mr. Hickey became an executive officer in January 2004. The awards were as follows (the value of each award is based on the asset value of the mutual fund shares less the exercise price on the date of the option grants): Mr. Motschenbacher $75,000 and Mr. Hickey $93,750. The net value of the outright awards vested or was scheduled to vest as follows:

•	Mr. Motschenbacher: $7,500 in 2004; $15,000 in 2005; $18,750 in 2006; $22,500 in 2007 and $11,250 in 2008.

•	Mr. Hickey: $9,375 in 2004; $18,750 in 2005; $23,438 in 2006; $28,125 in 2007 and $14,063 in 2008.

Upon Mr. Micatrotto’s resignation, he entered into a Waiver and Release of KEYSOP Benefits, dated as of June 4, 2004, whereby Mr. Micatrotto waived all rights to receive any payments under our KEYSOP Plan, including with respect to both vested and unvested benefits and released the company and the KEYSOP trustee from any claims under the KEYSOP Plan.

Under the terms of the KEYSOP Plan, upon Mr. Motschenbacher’s termination for cause, he was given 90 days to exercise the vested portion of any outstanding options. The time has since passed and the options have lapsed.

In December 2004, our board of directors approved termination of the KEYSOP plan.

Stock Ownership of Directors, Executive Officers and Principal Shareholders

The following table sets forth information regarding the beneficial ownership of our common stock as of August 5, 2005 by:

•	each shareholder known by us to beneficially own more than five percent of our common stock,

•	each of our directors,

•	our current and former executive officers named in the Summary Compensation Table above, and

•	all of our current directors and executive officers as a group.

Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by the person.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number	Percent
State of Wisconsin Investment Board (2)	3,100,000	15.3%
Heartland Advisors, Inc. (3)	2,201,365	10.9%
Goldman Sachs Assets Management, L.P. (4)	1,760,806	8.7%
Rutabaga Capital Management LLC (5)	1,574,700	7.8%
Dimensional Fund Advisors, Inc. (6)	1,446,284	7.2%
Norwest Equity Partners V, L.P. (7)	1,289,568	6.4%
Fuller and Thaler Behavioral Finance Fund, Ltd. (8)	1,175,300	5.8%
Prentice Capital Management, LP (9)	1,141,771	5.7%
S.A.C. Capital Advisors, LLC (10)	1,102,982	5.5%
Sidney J. Feltenstein (11)	45,000	*
Peter J. Mihajlov (12)	234,194	1.0%
John P. Whaley (7)	1,289,568	6.4%
Paul J. Zepf (13)	58,707	*
Wallace B. Doolin (14)	750,000	3.6%
Stephen B. Hickey (15)	37,000	*
Joseph P. Micatrotto (16)	17,870	*
Greg A. Gadel (17)	20,750	*
Joseph J. Kohaut (18)	2,650	*
John J. Motschenbacher (19)	—	—
All current directors and executive officers as a group (10 persons).	2,558,469	12.7%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 20,219,961 shares of common stock outstanding as of August 5, 2005.

(2)	Based on a Schedule 13G filed with the SEC on February 8, 2005. The address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

(3)	Based on a Schedule 13G filed with the SEC on January 14, 2005. These securities may be deemed beneficially owned within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934 by (1) Heartland Advisors, Inc. by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (2) William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc. Heartland Advisors, Inc. has shared voting power with respect to 1,850,750 shares of common stock and shared investment power with respect to 2,201,365 shares of common stock. Each of Heartland Advisors, Inc. and Mr. Nasgovitz specifically disclaims beneficial ownership of any shares reported on the schedule. The address of Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, Wisconsin 53202.

(4)	Based on a Schedule 13G filed with the SEC on February 7, 2005. Goldman Sachs Asset Management, L.P. (GSAM LP), an investment advisor, has sole voting power with respect to 1,394,889 shares of common stock and sole investment power with respect to 1,760,806 shares of common stock. GSAM disclaims beneficial ownership of any securities managed, on GSAM LP’s behalf, by third parties. The address of GSAM LP is 32 Old Slip, New York, New York 10005.

(5)	Based on Form 13F-HR filed with the SEC on May 11, 2005 for period ended March 31, 2005. The address of Rutabaga Capital Management is 64 Broad Street, Boston, MA 02109.

(6)	Based on a Schedule 13G filed with the SEC on February 9, 2005. Dimensional Fund Advisors Inc. (Dimensional), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the company that are owned by the funds and may be deemed to be the beneficial owner of the shares of the company held by the funds. However, all securities reported on the schedule are owned by the funds. Dimensional disclaims beneficial ownership of such securities. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7)	Includes (1) options for the purchase of 35,665 shares of common stock exercisable within 60 days granted to Mr. John P. Whaley; (2) 14,565 shares of common stock held by Whaley Family LP; (3) 413,232 shares of common stock beneficially owned by Norwest Equity Partners V, L.P. Mr. Whaley is a managing administrative partner of Itasca Partners V, LLP, the general partner of Norwest Equity Partners V, L.P. By virtue of his position with Itasca Partners V, LLP, Mr. Whaley may be deemed to beneficially own the securities held by Norwest Equity Partners V, L.P. Mr. Whaley disclaims beneficial ownership of such securities, except to his indirect pecuniary interest therein; (4) 273,000 shares of common stock beneficially owned by Norwest Equity Partners, VI, LP. Mr. Whaley is the managing administrative partner of Itasca LBO Partners VI, LLP, the general partner of Norwest Equity Partners VI, LP. By virtue of his position with Itasca LBO Partners VI, LLP, Mr. Whaley may be deemed to beneficially own the securities held by Norwest Equity Partners VI, LP. Mr. Whaley disclaims beneficial ownership of such securities, except to the extent of his indirect pecuniary interest therein; and (5) 546,000 shares of common stock beneficially owned by Norwest Equity Partners, VII, LP. Mr. Whaley is the managing administrative partner of Itasca LBO Partners VII, LLP, the general partner of Norwest Equity Partners VII, LP. By virtue of his position with Itasca LBO Partners VII, LLP, Mr. Whaley may be deemed to beneficially own the securities held by Norwest Equity Partners VII, LP. Mr. Whaley disclaims beneficial ownership of such securities, except to the extent of his indirect pecuniary interest therein. The address of Norwest Equity Partners V, L.P. is 3600 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402.

(8)

Based on a Schedule 13G filed with the SEC on February 11, 2005 and information provided by Fuller and Thaler Behavior Finance Fund, Ltd. Fuller & Thaler Asset Management, Inc. has sole voting power with respect to 995,000 shares of common stock and sole investment power with respect to 1,175,300 shares of common stock. Fuller & Thaler Asset Management, Inc. is deemed to be the beneficial owner of the number of securities reflected above pursuant to separate arrangements whereby it acts as investment adviser to certain persons. Each person for whom Fuller & Thaler Asset Management acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock purchased or held pursuant to such arrangements. The address of Fuller & Thaler Asset Management, Inc. is 411 Borel Avenue, Suite 402, San Mateo, California 94402.

(9)	Based on Schedule 13G filed with the SEC on May 12, 2005. Prentice Capital Management, LP has shared voting power and shared investment power with respect to 1,141,771 shares of common stock. Prentice Capital Management, LP serves as principal investment manager to a number of investment funds (including Prentice Capital Partners, LP, Prentice Capital Partners QP, LP and Prentice Capital Offshore, Ltd.) and manages investments for certain entities in managed accounts with respect to which it has voting and dispositive authority over the shares reported. Mr. Zimmerman is the managing member of (a) Prentice Management GP, LLC, the general partner of Prentice Capital Management, LP and (b) Prentice Capital GP, LLC, the general partner of certain investment funds. As such, he may be deemed to control Prentice Capital Management and certain of the investment funds and therefore may be deemed to be the beneficial owner of the securities reported above. The address of Prentice Capital management, LP is 623 Fifth Avenue, 32nd Floor, New York, NY 10022.

(10)	Based on Schedule 13G filed with the SEC on March 18, 2005 on behalf of S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, S.A.C. Capital Associates, LLC and Steven A. Cohen and information provided by S.A.C. Capital Associates, LLC. S.A.C. Capital Advisors, LLC has shared voting power and shared investment power with respect to 1,102,982 shares of common stock. SAC Capital Advisors, SAC Capital Management, and Mr. Cohen do not directly own any shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Mr. Cohen controls each of SAC Capital Advisors and SAC Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 1,102,982 shares. Each of SAC Capital Advisors, SAC Capital Management, and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement. The address of the principal business office of (i) S.A.C. Capital Advisors, LLC and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902 (ii) S.A.C. Capital Management, LLC is 540 Madison Avenue, New York, NY 10022, and (iii) S.A.C. Capital Associates, LLC is P.O. Box 58, Victoria House, The Valley Anguilla, British West Indies.

(11)	Includes options for the purchase of 25,000 shares of common stock exercisable within 60 days granted to Mr. Feltenstein.

(12)	Includes (1) 4,166 shares owned by the Mihajlov Family Limited Partnership; (2) 64,166 shares owned by Mr. Mihajlov’s wife; (3) 102,862 shares held by Peter J. Mihajlov Trust; and (4) options for the purchase of 63,000 shares of common stock exercisable within 60 days granted to Mr. Mihajlov.

(13)	Includes options for the purchase of 35,833 shares of common stock exercisable within 60 days granted to Mr. Zepf. Mr. Zepf disclaims beneficial ownership of any of the options to purchase 5,833 shares of common stock. The options are beneficially owned by Centre Partners Management LLC.

(14)	Includes options for the purchase of 750,000 shares of common stock exercisable within 60 days granted to Mr. Doolin.

(15)	Includes 1,000 shares owned by Mr. Hickey’s wife and options for the purchase of 20,000 shares of common stock exercisable within 60 days granted to Mr. Hickey.

(16)	Based on Mr. Micatrotto’s Form 4 filed with the SEC on October 24, 2003 and other information available to the company.

(17)	Based on questionnaire completed by Mr. Gadel on February 10, 2005 and other information available to the company.

(18)	Based on questionnaire completed by Mr. Kohaut on February 8, 2005 and other information available to the company.

(19)	Based on questionnaire completed by Mr. Motschenbacher on February 8, 2005 and other information available to the company.

Executive Compensation

Summary Compensation Table.    The following table contains information concerning compensation for fiscal 2004, fiscal 2003 and fiscal 2002 earned by the named executive officers.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation
Joseph P. Micatrotto (1)	2004	$204,783		$—		$11,701	(2)(3)	—	$9,000	(4)
Former Chairman, President and	2003	498,578		30,000		169,180	(2)(5)	150,000	1,332	(4)
Chief Executive Officer	2002	400,000		—		139,469	(2)(6)	—	151,742	(4)(7)

Peter J. Mihajlov (8)	2004	245,534		—		—		35,000	—
Former Interim Chief Executive Officer

Wallace B. Doolin (9)	2004	40,398		20,192		58,854	(10)	750,000	—
Chairman, President and
Chief Executive Officer

Greg A. Gadel (11)	2004	261,224		—		33,585	(2)(12)	—	—
Former Executive Vice President	2003	229,423	(13)	15,000		34,442	(2)(14)	—	—
and Chief Financial Officer	2002	199,615		50,000	(15)	9,375	(2)	25,000	—

Joseph J. Kohaut (16)	2004	221,810		—		35,615	(2)(17)	—	—
Former Senior Vice President of	2003	206,481	(13)	10,000		34,302	(2)(18)	—	—
Food & Beverage and Purchasing	2002	179,616		60,000		9,375	(2)	25,000	—

John J. Motschenbacher (19)	2004	165,885		—		19,677	(2)(20)	—	—
Former Senior Vice President and	2003	152,019		—		32,383	(2)(21)	—	—
Chief Information Officer

Stephen B. Hickey (22)	2004	193,901		—		64,414	(2)(23)	100,000	—
Chief Marketing Officer

(1)	Mr. Micatrotto resigned in May 2004.

(2)	Includes the vested portion of the net value (based on the asset value of the mutual fund shares less the exercise price) of outright awards of options to purchase mutual fund shares under our Key Employee Share Option Plan granted by our compensation committee to our executive officers. The awards are subject to investment gain or loss. The net value of awards granted to each named executive officer in fiscal 2002 was as follows: Mr. Micatrotto $652,500; Mr. Gadel: $93,750; Mr. Kohaut: $93,750; and Mr. Motschenbacher: $18,750. The net value of these awards vested or was scheduled to vest as follows:
•	Mr. Micatrotto: $65,250 in 2002; $130,500 in 2003; $163,125 in 2004; $195,750 in 2005 and $97,875 in 2006.
•	Mr. Gadel: $9,375 in 2002; $18,750 in 2003; $23,438 in 2004; $28,125 in 2005 and $14,063 in 2006.
•	Mr. Kohaut: $9,375 in 2002; $18,750 in 2003; $23,438 in 2004; $28,125 in 2005 and $14,063 in 2006.
•	Mr. Motchenbacher: $1,875 in 2002; $3,750 in 2003; $4,687 in 2004; $5,625 in 2005 and $2,813 in 2006.

The net value of awards granted to Mr. Motschenbacher and Mr. Hickey in fiscal 2004 was as follows: Mr. Motschenbacher $75,000 and Mr. Hickey $93,750. The net value of these awards vested or was scheduled to vest as follows:
•	Mr. Motschenbacher: $7,500 in 2004; $15,000 in 2005; $18,750 in 2006; $22,500 in 2007 and $11,250 in 2008.
•	Mr. Hickey: $9,375 in 2004; $18,750 in 2005; $23,438 in 2006; $28,125 in 2007 and $14,063 in 2008.

Messrs. Micatrotto, Gadel, Kohaut and Motschenbacher are no longer with the company. See “Certain Transactions” for a description of the status of the above options granted to these persons.

(3)	Includes housing allowance, car allowance of $6,088 and split-dollar life insurance benefits of $3,800.

(4)	Includes the estimated dollar value of the benefits to Mr. Micatrotto of the split-dollar life insurance premium payments made by the company during each covered fiscal year as follows: 2004: $9,000; 2003: $1,332; 2002: $1,742.

(5)	Includes housing allowance, car allowance, split-dollar life insurance benefits, disability and medical and dental benefits of $38,680.

(6)	Includes housing allowance of $57,546 and car allowance, split-dollar life insurance benefits, disability and medical and dental benefits of $16,673.

(7)	Includes a loan in the amount of $150,000 granted to Mr. Micatrotto in February 2001 and forgiven by BUCA in February 2002.

(8)	Mr. Mihajlov served in this capacity from May 2004 to November 2004.

(9)	Mr. Doolin began serving in these capacities in November 2004.

(10)	Includes relocation allowance of $57,500 and car allowance of $1,354.

(11)	Mr. Gadel resigned from these positions in February 2005.

(12)	Includes car allowance of $10,147.

(13)	Includes $9,600 of base compensation that Mr. Gadel elected to exchange for options to purchase mutual fund shares under our Key Employee Share Option Plan and $2,200 of base compensation that Mr. Kohaut elected to exchange for options to purchase mutual funds shares under our Key Employee Share Option Plan.

(14)	Includes car allowance of $10,800 and disability, medical and dental benefits of $4,892.

(15)	Includes $15,000 of bonus compensation that Mr. Gadel elected to exchange for options to purchase mutual fund shares under our Key Employee Share Option Plan.

(16)	Mr. Kohaut became Chief Operations Officer in January 2003, Senior Vice President of Operations in October 2003, and Senior Vice President of Food & Beverage and Purchasing in April 2004. He resigned from these positions in April 2005.

(17)	Includes car allowance of $12,177.

(18)	Includes car allowance of $10,800 and disability, medical and dental benefits of $4,752.

(19)	Mr. Motschenbacher became Senior Vice President of Information Technology in August 2003 and Senior Vice President and Chief Information Officer in March 2004. Mr. Motschenbacher’s employment with the company was terminated in March 2005.

(20)	Includes car allowance of $12,177.

(21)	Includes car allowance of $19,842 and travel allowance, disability and other benefits of $8,791.

(22)	Mr. Hickey began serving in this capacity in January 2004.

(23)	Includes car allowance of $12,177 and relocation benefits of $42,862.

Stock Option Grants Table.    The following table sets forth certain information concerning all stock options granted during fiscal 2004 to the named executive officers. We did not grant any stock appreciation rights or restricted stock awards during fiscal 2004.

Fiscal 2004 Stock Option Grants Table

	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in 2004	Option Term		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
Name			Exercise or Base Price ($/Share)(1)	Expiration Date	5% ($)	10% ($)
Joseph P. Micatrotto	—	—	—	—	—	—
Peter J. Mihajlov (3)	35,000	3.5	$6.36	2014	$139,992	$354,767
Wallace B. Doolin (4)	150,000	15.1	3.99	2014	376,393	953,855
	150,000	15.1	4.39	2014	414,127	1,049,479
	150,000	15.1	4.83	2014	455,634	1,154,666
	150,000	15.1	5.31	2014	500,915	1,269,416
	150,000	15.1	5.84	2014	550,912	1,396,118
Greg A. Gadel	—	—	—	—	—	—
Joseph J. Kohaut	—	—	—	—	—	—
John J. Motschenbacher	—	—	—	—	—	—
Stephen B. Hickey (5)	100,000	10.1	6.10	2014	383,626	972,183

(1)	The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date, or in a combination of cash and shares.

(2)	The hypothetical potential appreciation shown in these columns reflects the required calculations at annual assumed appreciation rates of 5% and 10%, as set by the SEC, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of the common stock.

(3)	Options for the purchase of 35,000 shares vested on December 13, 2004.

(4)	Options for the purchase of an aggregate of 750,000 shares vested on December 26, 2004.

(5)	Options for the purchase of 100,000 shares vest in increments of 20,000 shares on each of February 11, 2005, February 11, 2006, February 11, 2007, February 11, 2008 and February 11, 2009.

Fiscal Year-End Option Value Table.    The following table sets forth certain information concerning options exercised by the named executive officers in fiscal 2004 and unexercised stock options held by the named executive officers as of fiscal 2004 year-end.

Aggregated Option Exercises in Fiscal 2004 and

Fiscal Year-End Option Value Table

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at December 26, 2004		Value of In-the-Money Options at December 26, 2004(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph P. Micatrotto	—	—	—	—	—	—
Peter J. Mihajlov	—	—	63,000	—	$65,150	—
Wallace B. Doolin	—	—	750,000	—	1,911,000	—
Greg A. Gadel (2)	—	—	177,802	7,400	41,100	—
Joseph J. Kohaut (2)	—	—	96,567	25,400	31,466	—
John J. Motschenbacher (2)	—	—	26,967	5,200	11,972	—
Stephen B. Hickey	—	—	—	100,000		$132,000

(1)	Based on the closing sale price of our common stock of $7.42 per share at December 24, 2004, the last trading day of our 2004 fiscal year.

(2)	Messrs. Gadel, Kohaut and Motschenbacher left the company in fiscal 2005 and any unexercised options granted to them are no longer exercisable.

Employment Agreements—Current Named Executive Officers.    We entered into an employment agreement with Wallace B. Doolin on October 14, 2004, having an initial employment term running through December 31, 2007. Unless terminated at least 90 days prior to the end of any term, the employment agreement automatically renews for successive one-year terms. The employment agreement provides for an annualized base salary of $525,000 in 2004 and 2005, and subject to increases for subsequent years. Mr. Doolin also is eligible for annual incentive bonuses up to a maximum of 50% of his base salary upon the company obtaining certain annual performance targets. We also agreed to pay Mr. Doolin 100% of the available pro-rata base cash bonus for the remainder of 2004 and no less than 75% of any available base cash bonus for 2005. In addition, beginning with fiscal 2005, if actual EBITDA (as defined in the employment agreement) exceeds budgeted EBITDA, Mr. Doolin will receive an additional bonus equal to 5% of such excess.

The employment agreement provides that if Mr. Doolin is terminated without cause or, after a change in control, Mr. Doolin resigns because of a substantial reduction or alteration in his duties, base salary or for certain other reasons, Mr. Doolin will receive a severance payment equal to his base salary for the greater of 24 months and the number of months left prior to the end of the current employment term, except that if such termination occurs with less than 12 months remaining in the employment term, Mr. Doolin will receive a severance payment equal to his base salary for the remaining term plus 12 months. Mr. Doolin will receive similar payments if termination occurs because of his death or disability. Any such severance payment would be made on a monthly basis over that number of months used in determining the severance payment. The employment agreement also provides Mr. Doolin with certain benefits, including a relocation allowance of $115,000. The employment agreement contains confidentiality, noncompete and nonsolicitation covenants from Mr. Doolin.

Upon execution of the Employment Agreement, we issued Mr. Doolin an option to purchase an aggregate of 750,000 shares of company common stock, with 150,000 of such shares having an exercise price of $3.99, 150,000 having an exercise price of $4.39, 150,000 having an exercise price of $4.83, 150,000 having an exercise price of $5.31, and 150,000 having an exercise price of $5.84. The option has a term of 10 years and vests with respect to all 750,000 shares as of December 26, 2004.

We entered into an employment agreement with Steve Hickey in January 2004. Under the terms of the agreement, Mr. Hickey is currently serving as our Chief Marketing Officer for a term expiring on December 31, 2005. The agreement provides that Mr. Hickey’s annual salary for the year ended December 27, 2004 will be $200,000. The board of directors will establish Mr. Hickey’s base salary for each subsequent calendar year. For fiscal year 2005, Mr. Hickey’s base salary was established at $225,000. Mr. Hickey is eligible to receive a yearly bonus based upon certain performance criteria established by the board. We also have agreed to reimburse Mr. Hickey’s reasonable and necessary business expenses. Mr. Hickey is entitled to the following termination benefits:

•	If we terminate Mr. Hickey’s employment for cause or if Mr. Hickey terminates his employment, he will receive no additional compensation or termination benefits.

•	If Mr. Hickey is terminated because of death or physical or mental disability, he or his estate will be entitled to a termination payment of 12 months’ base salary then in effect, payable in 12 equal monthly installments.

•

If Mr. Hickey terminates his employment upon 30 days’ prior written notice following a change in control of the company, because his duties are substantially reduced or negatively altered without his prior written consent, or if Mr. Hickey’s employment is terminated by us without cause following a change in control or within 180 days prior to a change in control and the termination is related to the change in control, he will be entitled to a termination payment of 12 months’ base salary then in effect, payable in 12 monthly installments. If Mr. Hickey terminates employment as a result of a change in control, but his duties have not been substantially reduced or negatively altered, he will be entitled to a termination payment of 12 months’ base salary then in effect, payable in 12 monthly installments.

•	If Mr. Hickey is terminated by us without cause and not associated with a change in control, he will be entitled to a termination payment of 6 months’ base salary then in effect, payable in 6 monthly installments.

The agreement also contains fringe benefits (including providing Mr. Hickey with health insurance and long-term disability insurance), confidentiality and non-competition provisions.

We entered into an employment agreement with our Chief Operating Officer on February 10, 2005, our Chief Financial Officer on February 24, 2005, our Chief Family Resource Officer on February 21, 2005 and our General Counsel and Secretary on March 30, 2005. Each agreement provides for paying certain salary, fringe benefits and bonus (subject to satisfaction of certain criteria determined by the compensation committee of the board of directors). Each agreement also contains certain confidentiality, non-compete and termination payment provisions, including severance payments. Each agreement will remain in effect until terminated pursuant to the terms of the agreement.

Employment Agreements—Former Named Executive Officers.    We entered into an employment agreement with Joseph P. Micatrotto on July 22, 1996, which was subsequently amended and restated in February 1999 and further amended in September 2000, December 2002 and March 2003. Under the terms of the amended agreement, Mr. Micatrotto served as our Chairman, President and Chief Executive Officer. In addition to the employment agreement, we also entered into a split-dollar insurance agreement with Mr. Micatrotto on January 17, 1997, pursuant to which, subject to the terms and conditions of the agreement, we agreed to pay a portion of the premiums due on the split-dollar insurance policy as an additional employment benefit to Mr. Micatrotto.

Mr. Micatrotto resigned each of his offices and positions with us and our affiliates as of May 10, 2004. We entered into a Separation Agreement with Mr. Micatrotto dated as of June 9, 2004 whereby Mr. Micatrotto, among other things, released us, all of our affiliates, predecessors, successors, parents, subsidiaries, employees, officers, directors, agents, insurers, representatives, counsel, shareholders, and all other persons, entities and corporations affiliated or related with any of them from all liability for damages or claims or demands of any kind, whether known or unknown, including but not limited to all claims for damages, losses, costs, earnings, benefits, expenses or attorneys’ fees arising out of any acts, decisions or omissions occurring prior to June 9, 2004, including, but not limited to, Mr. Micatrotto’s employment with the parties and his resignation from such employment. We unconditionally released and discharged Mr. Micatrotto, his agents, insurers and representatives, from any and all claims, demands, actions, liability, damages or rights of any kind arising out of or resulting from any matter, fact or thing occurring prior to June 9, 2004, including, without limitation, Mr. Micatrotto’s employment with us and Mr. Micatrotto’s resignation from employment with us, provided, however, that the release does not apply with respect to our rights under terms of the Separation Agreement itself or certain benefit plans referenced in the Separation Agreement or to any act, decision or undertaking of Mr. Micatrotto which was not disclosed to our board of directors prior to June 9, 2004. We also entered into an Agreement for Waiver and Release of KEYSOP Benefits (the “Waiver”) with Mr. Micatrotto on June 4, 2005 pursuant to which Mr. Micatrotto waived all rights to receive payments under the KEYSOP plan. The Waiver, together with Mr. Micatrotto’s payment to us of $582,031 under the Separation Agreement, resulted in a total recoupment to us of approximately $900,000.

We entered into an employment agreement with Greg A. Gadel in December 2002. Under the terms of the agreement, Mr. Gadel served as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer until his resignation in February 2005. The agreement provided certain salary, bonus, expense reimbursement and termination benefits. The agreement also contained fringe benefits (including providing Mr. Gadel with health insurance and long-term disability insurance), confidentiality and non-competition provisions.

We entered into an employment agreement with Joseph J. Kohaut in December 2002. Under the terms of the agreement, Mr. Kohaut served as our Senior Vice President of Food & Beverage and Purchasing. Mr. Kohaut and the Company entered into a Separation Agreement, dated as of April 20, 2005, pursuant to which, among other things, Mr. Kohaut executed the General Release discussed below and we have agreed to pay Mr. Kohaut a separation payment equal to the sum of $75,000, an amount equal to four months of Mr. Kohaut’s base salary, payable in four equal installments, with the first installment to be paid within five business days of the expiration of the 15-day recission period set forth in the Separation Agreement. Concurrently with the execution of the Separation Agreement, Mr. Kohaut also executed a General Release in favor of the Company, its insurers, affiliates, divisions, committees, directors, officers, employees, agents, successors, and assigns (the “Released Parties”). Under the General Release, Mr. Kohaut agreed to release the Released Parties of certain employment related claims and other claims that Mr. Kohaut has or may have against the Released Parties.

We entered into an employment agreement with John Motschenbacher in June 2004. Under the terms of the agreement, Mr. Motschenbacher served as our Senior Vice President and Chief Information Officer until his termination for cause in March 2005. The agreement provided certain salary, bonus, expense reimbursement and termination benefits. The agreement also contained fringe benefits (including providing Mr. Motschenbacher with health insurance and long-term disability insurance), confidentiality and non-competition provisions.

Report of the Compensation Committee on Executive Compensation

Sidney J. Feltenstein, John P. Whaley and Paul J. Zepf are current members of the compensation committee (the “Committee”) of the Board of Directors. For fiscal year ended 2004, the Committee made all decisions concerning executive compensation. The Committee is responsible for setting and administering the policies governing annual compensation of the executive officers of the company. The Committee reviews and approves the President and Chief Executive Officer’s recommendations regarding the performance and compensation levels for executive officers, other than himself.

Overview

The goals of the company’s executive officer compensation policies are to attract, retain and reward executive officers who contribute to the company’s success, to align executive officer compensation with the company’s performance and to motivate executive officers to achieve the company’s business objectives. The company uses salary, bonus compensation and grants of options and restricted stock to attain these goals. The Committee reviews compensation surveys and other data to enable the Committee to compare the company’s compensation package with that of similarly sized companies. In establishing compensation packages for new executive officers, the Committee reviews competitive market data at a national level relevant to the position that has been gathered through salary surveys and market analyses.

Salary

Base salaries of executive officers are reviewed annually, and if deemed appropriate, adjustments are made based on individual executive officer performance, scope of responsibilities and levels paid by similarly-sized companies. In determining the salaries of the executive officers, the Committee considered information provided by the company’s President and Chief Executive Officer and salary data from industry surveys, and may from time to time consider salary surveys and similar data prepared by an outside consulting firm with expertise in executive compensation.

The President and Chief Executive Officer is responsible for evaluating the performance of all other executive officers and recommends salary adjustments which are reviewed and approved by the Committee. The President and Chief Executive Officer may not be present during the voting on deliberations by the Committee of executive compensation. In addition to considering the performance of individual executive officers and information concerning competitive salaries, significant weight is placed on the financial performance of the company in considering salary adjustments.

Bonus Compensation

The Committee determines cash bonuses for each executive officer annually. Through fiscal 2004, at the beginning of each year, the Committee chose five of the following performance targets upon which to base bonus compensation for that year: (1) number of new restaurant openings, (2) number of operating weeks, (3) restaurant operating profit, (4) total sales, (5) general and administrative expenses, (6) comparable restaurant sales and (7) any other factors as determined by the board. These were similar to the targets used in determining the President and Chief Executive Officer’s cash bonus. The Committee has changed the methodology and has established that bonus payments for fiscal 2005 are to be based upon achieving certain targets based upon EBITDA and upon achieving defined departmental objectives. Performance against the established goals is determined annually by the Committee and based on such determination, the Committee approves payment of appropriate bonuses.

Stock Options and Restricted Stock

The company strongly believes that equity ownership by executive officers provides incentives to build shareholder value and align the interests of executive officers with the shareholders. The company has previously granted stock options to executive officers, but in fiscal 2005 has begun to grant shares of restricted stock to executive officers. The size of an initial option or restricted stock grant to an executive officer has generally been determined with reference to similarly-sized companies, the responsibilities and future contributions of the executive officer, as well as recruitment and retention considerations.

Special Compensation

In January 2002, the company established a Key Employee Share Option Plan that, among other things, allows the Committee, in its discretion, to award special compensation to key employees in the form of outright awards of options to purchase mutual fund shares. The mutual fund shares do not include BUCA stock. During fiscal 2004, the Committee did not make any outright awards of options under the Key Employee Share Option Plan to the company’s executive officers and in December 2004, the board of directors approved termination of the plan.

Compensation of Chief Executive Officers

Joseph P. Micatrotto served as the company’s President and Chief Executive Officer until his resignation as of May 10, 2004. The company and Mr. Micatrotto entered into an employment agreement upon Mr. Micatrotto’s hire in 1996. Prior to the company’s initial public offering in April 1999, Mr. Micatrotto’s employment agreement was amended and restated. Mr. Micatrotto’s employment agreement was further amended in September 2000, December 2002 and March 2003. The company entered into a Separation Agreement with Mr. Micatrotto dated as of June 9, 2004 as well as an Agreement for Waiver and Release of KEYSOP Benefits (the “Waiver”) with Mr. Micatrotto on June 4, 2005 pursuant to which Mr. Micatrotto waived all rights to receive payments under the Key Employee Share Option Plan. The Waiver, together with Mr. Micatrotto’s payment to the company of $582,031 under the Separation Agreement, resulted in a total recoupment to the company of approximately $900,000. See “Executive Compensation—Employment Agreements” for a general discussion of the agreements.

In fiscal 2004, the company also paid $20,701 to or on the behalf of Mr. Micatrotto for housing and auto allowances and split-dollar life insurance policies.

Peter J. Mihajlov served as the company’s Interim President and Chief Executive Officer following Mr. Micatrotto’s resignation until Wallace B. Doolin’s appointment as our President and Chief Executive Officer effective November 22, 2004. Mr. Mihajlov was paid a salary equal to $36,000 per month of service. Mr. Mihajlov did not receive any other benefits or bonuses, but did receive options to purchase 35,000 shares of our common stock.

The company entered into an employment agreement with Wallace B. Doolin on October 14, 2004, having an initial employment term running through December 31, 2007. The employment agreement provides for an annualized base salary of $525,000 in 2004 and 2005, and subject to increases for subsequent years. Mr. Doolin also is eligible for annual incentive bonuses up to a maximum of 50% of his base salary upon the company obtaining certain annual performance targets. The company also agreed to pay Mr. Doolin 100% of the available pro-rata base cash bonus for the remainder of 2004 and no less than 75% of any available base cash bonus for 2005. Mr. Doolin’s cash bonus for 2004 was $20,192. In addition, beginning with fiscal 2005, if actual EBITDA (as defined in the employment agreement) exceeds budgeted EBITDA, Mr. Doolin will receive an additional bonus equal to 5% of such excess.

Upon execution of the employment agreement, the company issued Mr. Doolin an option to purchase an aggregate of 750,000 shares of company common stock, with 150,000 of such shares having an exercise price of $3.99, the Nasdaq National Market closing price per share on October 13, 2004, 150,000 having an exercise price of $4.39, 150,000 having an exercise price of $4.83, 150,000 having an exercise price of $5.31, and 150,000 having an exercise price of $5.84. The option has a term of 10 years and vested with respect to all 750,000 shares as of December 26, 2004.

The company also paid $58,854 to or on the behalf of Mr. Doolin for relocation and auto allowances.

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) limits the deductibility of compensation over $1 million paid by a company to an executive officer. The Committee currently does not have a policy with respect to Section 162(m) because it is unlikely that such limit will apply to compensation paid by the company to any of the company’s executive officers for at least the current year.

COMPENSATION COMMITTEE

Sidney J. Feltenstein

John P. Whaley

Paul J. Zepf

Report of the Audit Committee

The role of the company’s Audit Committee, which is composed of four independent non-employee directors, is one of oversight of the company’s management and the company’s independent registered public accounting firm in regard to the company’s financial reporting and the company’s controls respecting accounting and financial reporting. In performing its oversight function, the Audit Committee relied upon advice and information received in its discussions with the company’s management and independent registered public accounting firm.

The Audit Committee has (1) reviewed and discussed the company’s audited financial statements for the year ended and December 26, 2004 with the company’s management; (2) discussed with the company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (3) received the written disclosures and the letter from the company’s independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (4) discussed with the company’s independent accountants the independent accountants’ independence.

Based on the review and discussions with management and the company’s independent registered public accounting firm referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2004 for filing with the SEC.

AUDIT COMMITTEE

Sidney J. Feltenstein

John P. Whaley

Paul J. Zepf

Independent Registered Public Accounting Firm’s Fees

The following table shows the aggregate fees billed to us by Deloitte & Touche LLP for services rendered during fiscal years ended December 28, 2003 and December 26, 2004:

Description of Fees	Fiscal 2004 Amount		Fiscal 2003 Amount
Audit Fees	$1,025,000	(1)	$232,250	(4)
Audit Related Fees	39,821	(2)	20,320	(5)
Tax Fees	43,670	(3)	72,350	(6)
Other Fees	—		—

Total	$1,108,491		$324,920

(1)	Includes fees for the audits of our fiscal 2004 financial statements and internal controls over financial reporting and reviews of the related quarterly financial statements.

(2)	Includes fees for certain statutory audits in connection with our 401(k) and Employee Stock Ownership Plans and Vinny T’s of Boston accounting matters.

(3)	Includes fees for income tax return preparation, state, federal and international tax planning and state sales tax matters.

(4)	Includes fees for the audit of our fiscal 2003 financial statements and reviews of the related quarterly financial statements.

(5)	Includes fees for certain statutory audits in connection with our 401(k) and Employee Stock Ownership Plans and Vinny T’s of Boston accounting matters.

(6)	Includes fees for tax return preparation, state and federal tax planning and state sales tax matters.

Independent Registered Public Accounting Firm’s Independence

The Audit Committee has considered whether, and has determined that, the provision of services by Deloitte & Touche LLP described under “All Other Fees” was compatible with maintaining the independence of Deloitte & Touche LLP as the company’s principal accountants.

In order to ensure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining its independence, the audit committee requires that all audit and permissible non-audit services provided by our independent registered public accounting firm be pre-approved by the audit committee or a designated member of the audit committee. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the independent registered public accounting firm’s independence.

The audit committee pre-approved 100% of the services described in the “Independent Registered Public Accounting Firm’s Fees” table pursuant to engagements that occurred in fiscal 2004.

ITEM TWO—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proxies solicited by the board of directors will, unless otherwise directed, be voted to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2005. We have employed Deloitte & Touche LLP in this capacity since 1997.

A representative from Deloitte & Touche LLP will be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to questions during the meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2005.

ADDITIONAL INFORMATION

Comparison of Total Shareholder Return

The graph below compares the cumulative total shareholder return(1), assuming the reinvestment of all dividends on our common stock for the period beginning December 31, 2000, and ending on December 26, 2004.

	December 31, 2000	December 30, 2001	December 29, 2002	December 28, 2003	December 26, 2004
Nasdaq Stock Index	$100.00	$80.87	$55.39	$80.86	$88.62
Standard & Poor’s Small Cap Restaurant Index	100.00	138.48	129.14	172.52	210.08
BUCA, Inc.	100.00	106.19	54.05	45.41	50.51

(1)	Assumes that $100 was invested on December 31, 2000, in our common stock at an offering price of $14.69 and at the closing sales price for each index, and that all dividends were reinvested. We have not declared dividends on our common stock. You should not consider shareholder returns over the indicated period to be indicative of future shareholder returns.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports and written representations from our executive officers and directors, we believe that our executive officers and directors complied with Section 16(a) filing requirements during 2004.

Shareholder Proposals

Shareholder proposals for consideration at our 2005 annual meeting of shareholders must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our By-laws. To be timely under Rule 14a-8, our Secretary must receive the shareholder proposals by December 23, 2005 in order to include the shareholder proposals in the proxy statement. Under our By-laws, if a shareholder plans to propose an item of business to be considered at any annual meeting of shareholders, that shareholder is required to give notice of the proposal to our Secretary at least 90 days prior to the anniversary of the most recent annual meeting and to comply with certain other requirements. The proposals also must comply with all applicable statutes and regulations.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, October 19, 2005

10:00 a.m., Minneapolis Time

Hyatt Hotel

1300 Nicollet Mall

Minneapolis, Minnesota 55403

BUCA, Inc. 1300 Nicollet Mall Minneapolis, Minnesota 55403	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on October 19, 2005 and at any adjournment thereof.

By signing this proxy, you revoke all prior proxies and appoint Wallace B. Doolin and Richard G. Erstad, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side and below, at the Annual Meeting of Shareholders to be held on October 19, 2005, and at any adjournment thereof, all shares of Common Stock of BUCA, Inc. registered in your name at the close of business on September 1, 2005.

This proxy when properly executed will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1 and 2. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until noon, Minneapolis time, on October 18, 2005.
•	You will be prompted to enter your three-digit Company Number (this number is located on the proxy card) and the last four digits of the U.S. Social Security Number or Tax Identification Number for this account.
•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/buca/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, seven days a week, until noon, Minneapolis time, on October 18, 2005.
•	Please have your proxy card and the last four digits of your U.S. Social Security Number or Tax Identification Number in hand. If you do not have a U.S. Social Security Number or Tax Identification Number, please leave blank. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BUCA, Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE, PLEASE DO NOT MAIL YOUR PROXY CARD.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Wallace B. Doolin	02 Sidney J. Feltenstein	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees
(except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the 2005 fiscal year	☐ For	☐ Against	☐ Abstain

Address Change? Mark Box ☐ Indicate changes below:	Date , 2005

Signature(s) in Box

Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons must sign. Trustee, administrators, etc., should include this title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.